Exhibit 99.6

CONSENT OF DEAN BRADLEY OSBORNE PARTNERS LLC

We hereby consent to the inclusion of our opinion, dated July 11, 2014, to the board of directors of URS Corporation (“URS”) as Annex E to the proxy statement/prospectus of URS and AECOM Technology Corporation (“AECOM”), which is part of the Registration Statement on Form S-4 of AECOM filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger—Opinion of URS’s Financial Advisor—Dean Bradley Osborne Partners LLC,” “The Merger—Background of the Merger,” and “The Merger—Opinion of URS’s Financial Advisor—Dean Bradley Osborne Partners LLC.” For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

DEAN BRADLEY OSBORNE PARTNERS LLC

By:	/s/ Gordon Dean
Name:	Gordon Dean
Title:	Partner

San Francisco, California

August 1, 2014